Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated May 13, 2010
Registration No. 333-166022

TranSwitch Corporation

TechAmerica
2010 Growth Cap Conference
May 13, 2010

Ali Khatibzadeh
President and CEO
Ted Chung
Vice President, Business Development

Safe Harbor Statement

Forward-looking statements in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of dependence on third-party VLSI fabrication facilities, intellectual property rights and litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company's products, risks of downturns in economic conditions generally, and in the telecommunications and data communications markets and the semiconductor industry specifically, risks associated with competition and competitive pricing pressures, risks associated with foreign sales and high customer concentration and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Background: TranSwitch Innovation

World Class Patent Portfolio

- 66 US Patents with
  26 US Patents Pending
- Worldwide Patents
  in 22 Countries
- High Percentage of System Patents



50%
System Design Patents
48%
Circuit Design Patents
2% Test

Industry Firsts

- 1990: First High-Speed Multiplexer-on-a-Chip
- 1990: First SONET-related patent granted
- 1995: First Commercial ATM switch single chip
- 1999: First ADSL chipset meeting NTT standards
- 2002: First Ethernet over SONET Hi/Lo VCAT IC
- 2004: First Transceiver products supporting 10G-Base-CX4/LX4 standards
- 2004: First Qualified EPON chipset for Japan market
- 2005: First Gigabit (10/100/1000Base-T) IP Core HDMI Extender over CAT-5 cables
- 2008: First HDMI 1.3 IP Core at 3.5Gbps/lane
- 2009: First IP Core for HDMI 1.4

Background: Strong OEM and Carrier Relationships


Network Equipment OEMs
Global Service Providers
Alcatel·Lucent
OKI
CISCO
FUJITSU
SK telesys
ERICSSON
Nokia Siemens Networks
tellabs
TEJAS NETWORKS
ZTE中兴
TRANSWITCH
T62G65120.02A K 1
Technology Enabler
NTT Communications
at&t
Sprint
verizon
BT
Deutsche Telekom
中国电信 CHINA TELECOM
KDDI
CHINA UNICOM
中国移动通信 CHINA MOBILE
RELIANCE Communications
BSNL
Connecting India

TRANSWITCH

TranSwitch Business Snapshot



High Speed Interconnect, 7%
Media Gateway, 14%
Access (including FTTX), 29%
Customer Premises, 16%
Metro Optical, 34%

FY 2009 Revenues ≈ $56M

- **Customer Premises**
  - Atlanta™ products have won major industry awards
  - Optimized for Gateway / Routing / Home Networking + Low Density Voice-over-IP
- **Voice-over-IP Media Gateway**
  - Best Performance in the Industry
  - Customers include Alcatel (used in AT&T and Sprint 3G Networks) and Ericsson
- **Access Products including FTTx**
  - NTT Qualified
  - Selected by Tier One OEMs in Japan
- **Metro Optical**
  - Leader in Ethernet over SONET
  - Customers include Alcatel and ZTE
- **Video High-Speed Interconnect**
  - HDP™ HDMI™ /DisplayPort™ Combo-transceivers
  - HDMI 1.4 Compliant to enable 3D-TV
  - World's leading provider of 10/100 and Gigabit Ethernet PHY IP cores

...Leads to Tremendous High Growth Opportunities

Triple Play Semiconductor: TranSwitch Addressable Market ($M)



$2,000
$1,500
$1,000
$500
$0
2008
2009
2010
2011
2012
2013
5-yr CAGR = 24%
Next-Gen Media Gateway
High Speed Interconnect
Customer Premises

TranSwitch Advantages

Market	Advantages
Customer Premises	▪ 1/2 the power consumption of competition\ ("Green" compliant) ▪ Lowest BOM cost ▪ Smallest footprint of the competition ▪ Open software architecture supporting Linux
Next-gen Media Gateway	▪ Twice the Density/area vs Nearest Competitor ▪ Full turn-key solution allows much faster time-to-market
High Speed Interconnect	▪ Only HDMI 1.4 License Offering enabling 3D-TV today ▪ AnyCable™ Technology:allows HDMI / DisplayPort with non-compliant (cheap) cables ▪ HDP combines HDMI and DisplayPort functionality in a single transceiver

Leveraging Our Strengths Will Lead to Increased Market Share

Update

- **Numerous Growth Opportunities in Voice-over-IP and Broadband**
  - Broadband deployments: just the beginning of a major multi-year cycle
  - Significant growth in Voice-over-IP ports over the next five years
    - Entropia family of products targeted at mid to high density applications
    - Atlanta family of products targeted at low density applications
    - Increasing share in an expanding market
- **Notable Accomplishments in Q1 2010**
  - Increased Net cash by nearly $3 million, improving Balance Sheet
  - Grew revenue sequentially and provided growth guidance for the 2nd quarter
  - Guidance for operating profit in the 2nd quarter
  - Growth seen in Infrastructure as well as CPE business
- **Rights Offering Announced**
  - Company seeks to raise up to $10 million from the Rights Offering
  - Expected Completion: May 24, 2010

TranSwitch is Now Focused to Deliver Leading Semiconductor Solutions for Triple-Play Broadband Services

TRANSWITCH

Opportunity: Broadband Adoption Just Beginning

Mobile Phone Adoption Rates



120%
100%
80%
60%
40%
20%
0%
China
India
US
Indonesia
Brazil
Russia
Japan
Mexico
Phillipines
Pakistan

Mobile phones have proliferated throughout the world

In Russia, for instance, the population averages 1.3 mobile subscriptions per person

Source: ITU 2008 Survey

Broadband Adoption Rates



30%
25%
20%
15%
10%
5%
0%
China
India
US
Indonesia
Brazil
Russia
Japan
Mexico
Phillipines
Pakistan

Conversely, broadband subscription is very low in most countries around the world

Of the ten largest countries, only Japan and the U.S. have meaningful broadband internet subscription rates.

Data compiled by *Internet World Statistics 2009*

TRANSWITCH

Most Comprehensive Portfolio for Broadband Triple Play



Metro/ Core
Access
Customer Premises
Mobile Subscriber
Entropia-IV
Envoy
EtherMap-12
PacketTrunk-4
RNC
Aggregation Node
Envoy
EtherMap-3
EtherMap-PDH
PacketTrunk-4
Base Station
Envoy
EtherMap-3
EtherMap-PDH
PacketTrunk-4
EtherPHAST-48
Metro WDM
MSPP
EtherPHAST-48
xPON-OLT
COLT
Atlanta
Femtocell
HD-PXL
HDMI with
AnyCable™
Atlanta
Media Server
HD-PXL
(HDMI 1.4)
For 3-D TV
HD-PXL
(DisplayPort)
xPON ONU
Mustang
Broadband Gateway
Atlanta
Entropia-3C
IP-PBX
Mustang
Diplomat
Entropia 3C
MDU / FTTN ONU
Future Growth

Focus on Triple Play Convergence…



Broadband Access
Wireline Access
Wireless Access
xDSL
xPON
HFC
BWA Fixed
BWA Mobile
WiMAX
Video
Digital HD TV
IP HD STB
Internet HD DVP/R
Telephony
VoIP Phone
s/e MTA
UMA WAP/ Femtocell
Data
FW/Router
Home GW
WAP
Full Service Home GW a.k.a Whole Home Gateway
CONVERGENCE
Home Node-B/ e-Node-B Or Home Base Station
Mobile IP TV
Video
Cellular Mobile TV
Mobile Broadcast
Cellular VoIP
Telephony
Femtocell
VoLGA
FMS Router
Data
Femtocell/ Base Station
Modem Netbooks

TRANSWITCH

Opportunity: Voice-over-IP Deployments Expanding



Brazil
Canada
China
France
Germany
Hong Kong
India
Indonesia
Italy
Japan
Malaysia
Netherlands
Philippines
Poland
Russia
South Korea
Spain
Thailand
U.K.
U.S.
Ukraine
Venezuela
2010
2014
0%
20%
40%
60%
80%
100%
% of Packet-Switched Lines

TRANSWITCH

Overview of TranSwitch VoIP Solutions

- Proven technology with field proven carrier-grade quality and end-to-end SoC's
  - 14 years of provide hardware and software development
  - Over 60M VoIP ports shipped worldwide
- Solutions for Infrastructure (Entropia) and customer premises (Atlanta)
  - Carrier, Enterprise, and Residential
- Entropia family: medium-high density carrier infrastructure & enterprise
  - Entropia IV: carrier high-density IMS Fixed-Mobile MGW, 1008 VoIP channels/chip
    - 2/3/4G multi-standard mobile MGW, Fixed and FMC IMS MGW, Media Server, Cable Headend, NG-SBC
  - Entropia IIIC: scalable same chip "Scale&Pay" 16 to 336 VoIP channels/chip
    - NG-Access (MSAN, PON-MDU, DSLAM, DLC) and scalable SMB to large enterprise (PBX) and Servers
- Atlanta family for residential, SOHO and SMB secure gateway routers
  - A100 series for 100 Mbps rate, wirespeed routing and 1 to 4 voice channels
  - A2000 series for Gigabit rate, wirespeed routing and 4 to 16 voice channels
- Turnkey SoC system solution or reference for fast time-to-market
- Lowest cost/channel and solution; Lowest development cost

Customer Example: Alcatel-Lucent


Alcatel·Lucent
at&t
Sprint
RELIANCE Communications
Anil Dhirubhai Ambani Group
TranSwitch®
Entropia IV

The Alcatel-Lucent 7520 Media Gateway

- Adopted by major carriers for wireless networks
- Voice over IP (VoIP) trunking, Private Branch Exchange (PBX) and IP access
- Integrates key IP Multimedia Subsystem (IMS) functions such as IMS Media Gateway (IMS-MGW)
- Delivers UMTS PSTN-facing media gateway and 3G media gateway functionality
- Supports CDMA and UMTS and IP-to-IP services

Customer Example: Alcatel-Lucent

Alcatel·Lucent


TRANSWITCH®
Envoy-CE4




TRANSWITCH®
EtherPHAST 48+

7302 iSAM IP DSLAM

- **World's leading IP DSLAM Platform**

MetroSpan 1692 DWDM

- **On-site collaboration in China**
- **Designed into 3 different platforms**

Customer Example: ZTE






TRANSWITCH®
Envoy


TRANSWITCH®
EtherPHAST 48+


TRANSWITCH®
PHAST-12N


TRANSWITCH®
EtherMAP-3

ZXR10

- Carrier-Class Router Family
- Fast Ethernet service interface card
- In full production

Unitrans ZXMP M600

- Metro CWDM equipment
- Multi-service line card support GigE, Fibre Channel, ESCON, DVB-ASI
- Shipping to customers

ES8000

- ET-3 on 5 different line cards
- 1-2 ET-3 per card, 2-6 boards per system
- In full production
- Established relationship with ZTE for future platforms and design wins

Customer Example: SK-Telesys

SK telecom



V1 (2008. 11)



V1C (2009. 5)



V1D (2009. 5)



VIDC (2009. 6)



V2 (2009. 5)



V2C (2009. 5)

- **Fastest volume ramp of any VoIP CPE product in Korea**
- **More than 1 Million base MTA units shipped in <12 months**
- **1.8" 65K Color Display , SMS, Caller ID, 3 Way Conferencing, 64-Poly Melody, NAT, FXS**

IP Licensing and Porting

- Global Fortune 1000 customers have licensed our IP cores (10/100 Base-T, 1000 Base-T, HDMI, DisplayPort)

IBM intel TEXAS INSTRUMENTS ANALOG DEVICES PHILIPS NEC tsmc

- Other customers: Infineon, NXP, Nethra, Amlogic, E-Silicon, Terayon, Ricoh, KLSI, Standard Micro, Renesas, Luminary, ADT, Akross, Microchip, SolarFlare, Aquantia, KeyEye, SMIC, UMC, others

- Over 40M mixed-signal chips shipped with TranSwitch IP

- Porting Experience:
  - More than 12 years experience in porting to different processes
  - Ported IP cores to more than 20 different fabs and geometries (IBM, TI, NEC, Infineon, Philips, TSMC, UMC, SMIC).

100MBase-T	1GBase-T	10GBase-CX4	HDMI/DVI/DP
100Mbps	1Gbps	10Gbps	250M – 3.50Gbps






TRANSWITCH



Financial Performance

Quarterly Revenue ($M) and Gross Margin (%) Performance



$16
$14
$12
$10
$8
$6
$4
$2
$-
80%
70%
60%
50%
40%
30%
20%
10%
0%
14.2
14.5
15.2
12.1
12.8
13.5

	Q109	Q209	Q309	Q409	Q1 10	Q2 10
CPE	5.4	5.5	6.5	3.6	4.4	4.8
Infrastructure	8.8	9.0	8.7	8.5	8.4	8.7
Non-GAAP Gross Margin %	60%	59%	54%	54%	53%	

* GAAP / Non-GAAP Reconciliation attached hereto

** Q2 2010 represents guidance given at the April 29, 2010 conference call

TRANSWITCH

Non-GAAP Operating Expenses


12.0
10.0
8.0
6.0
4.0
2.0
-
9.9
8.1
8.0
8.6
6.9

	Q109	Q209	Q309	Q409	Q1 10
R&D	5.3	4.0	4.1	4.5	3.8
Sales/Mktg	2.5	2.3	2.3	2.2	1.5
G&A	2.1	1.8	1.6	1.9	1.6

* GAAP / Non-GAAP Reconciliation attached hereto

Quarterly Revenue ($M) and non-GAAP Operating Income


16.0
14.0
12.0
10.0
8.0
6.0
4.0
2.0
-
(2.0)
(4.0)

	Q109	Q209	Q309	Q409	Q1 10	Q2 10
Revenues	14.2	14.5	15.2	12.1	12.8	13.5
Non-GAAP Oper Income	(1.4)	0.5	0.2	(2.1)	(0.1)	

* GAAP / Non-GAAP Reconciliation attached hereto

** Q2 2010 represents guidance given at the April 29, 2010 conference call

TRANSWITCH

Balance Sheet

$ 000s	12/31/2008	12/31/2009	3/31/2010
Assets			
Current Assets			
Cash, cash equivalents, and investments	$ 15,284	$ 5,075	$ 7,699
Accounts receivable	12,865	11,667	8,525
Inventory	4,504	4,183	3,952
Other current assets	2,526	2,299	3,088
Total Current Assets	35,179	23,224	23,264
Non current Assets [1]	43,248	29,732	26,600
Total Assets	**$ 78,427**	**$ 52,956**	**$ 49,864**
Liabilities and Shareholders Equity			
Current portion of long-term debt	$ -	$ 5,004	$ 5,004
Other current liabilities	26,471	20,926	19,438
Total Current Liabilities	26,471	25,930	24,442
Non Current portion of long-term debt	10,013	3,758	2,507
Other non-current liabilitites	19,664	10,593	10,395
Total Shareholders Equity	22,279	12,675	12,520
Total Liabilities and Shareholders Equity	**$ 78,427**	**$ 52,956**	**$ 49,864**
Net Cash	$ 5,271	$ (3,687)	$ 188
Current Ratio	1.3	0.9	1.0
Debt-to-equity Ratio	44.9%	69.1%	60.0%

TRANSWITCH

Summary

- **Focused on 'Triple-play' IC solutions addressing a high-growth $2 Billion + global market by 2013**
  - **Focus on Broadband (CPE and Access) and Voice-over-IP applications**

- **Global blue-chip customer base**

- **Strong differentiating advantages in key market segments**
- **Commitment to profitable growth**
  - **Expect to see non-GAAP operating profit in 2010**

Supplemental Reconciliation of GAAP Results to Non-GAAP

	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010
GAAP Gross Margins	58.3%	58.8%	53.5%	53.5%	52.8%
Less:					
Inventory write-up acquired	1.6%	0.3%	0.0%	0.0%	0.0%
Stock-based compensation	0.1%	0.1%	0.1%	0.1%	0.1%
Non-GAAP Gross margins	60.0%	59.2%	53.6%	53.6%	52.9%

	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010
GAAP operating expenses	$ 4.5	$ 8.9	$ 8.8	$ 19.1	$ 8.1
Less:					
Amortization of purchase accounting intangibles	0.4	0.5	0.4	0.4	0.4
Stock-based compensation	0.3	0.3	0.3	0.4	0.4
Reversal of accrued royalties	-	-	-	(0.2)	-
Impairment of goodwill	-	-	-	10.1	-
Restructuring (benefits) charges	(6.1)	-	0.1	(0.2)	0.4
Non-GAAP operating expenses	$ 9.9	$ 8.1	$ 8.0	$ 8.6	$ 6.9

	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010
GAAP operating income (loss)	$ 3.8	$ (0.3)	$ (0.6)	$ (12.6)	$ (1.3)
Less:					
Amortization of purchase accounting intangibles	0.4	0.5	0.4	0.4	0.4
Stock-based compensation	0.3	0.3	0.3	0.4	0.4
Inventory write-up acquired	0.2	-	-	-	-
Reversal of accrued royalties	-	-	-	(0.2)	-
Impairment of goodwill	-	-	-	10.1	-
Restructuring (benefits) charges	(6.1)	-	0.1	(0.2)	0.4
Non-GAAP operating (loss) income	$ (1.4)	$ 0.5	$ 0.2	$ (2.1)	$ (0.1)

Rights Offering initiated on May 4th

TranSwitch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus with respect to This offering may be obtained from Georgeson, Inc., the information agent for the rights offering, or from TranSwitch Corporation, Three Enterprise Drive, Shelton, CT 06483, Attn. Robert Bosi, Vice President-Chief Financial Officer. If you have any questions regarding the rights offering, please contact the information agent at (888) 867-6856 (toll-free) or, for banks and brokers, at (212) 440-9800 (call collect).

TRANSWITCH

Thank You